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                                                                    Exhibit 99.2


                                                         CB [LOGO] Richard Ellis
P R E S S  R E L E A S E
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                                                         CB Richard Ellis, Inc.
                                                         North Headquarters
                                                         200 North Sepulveda
                                                         Suite 300
                                                         El Segundo, CA 90245
                                                         T 310 563 8600
                                                         F 210 563 8670
                                                         www.cbre.com


FOR IMMEDIATE RELEASE - 20 July 2001


For further information regarding                           For further information regarding
CB Richard Ellis Services:                                  BLUM Capital Partners:
Joseph L. Fitzpatrick                Walt Stafford          Owen Blicksilver
CB Richard Ellis                     CB Richard Ellis       Citigate Sard Verbinnen
213-683-4317                         415-733-5502           212-687-8080 ext. 221

CB RICHARD ELLIS COMPLETES $800 MILLION GOING-PRIVATE TRANSACTION

CB Richard Ellis Services, Inc. (NYSE: CBG) announced that on July 20, 2001, it completed its merger with BLUM CB Corp., which is controlled by BLUM Capital Partners. The transaction is valued at approximately $800 million.

Under the terms of the merger agreement, each share of CB Richard Ellis Services common stock, other than those held by members of the buying group, has been converted into the right to receive $16.00. In addition to BLUM Capital, the buying group includes key members of CB Richard Ellis management, Freeman Spogli & Co. and certain directors of CB Richard Ellis. As a result of the merger, CB Richard Ellis shares will no longer be listed on the New York Stock Exchange.

"We are pleased that the vision for and commitment to this effort has been affirmed by our shareholders," said Ray Wirta, Chief Executive Officer, CB Richard Ellis. "In light of the complexity of such a transaction, in the face of a volatile economic market, we would like to thank our employees for their faith and support at the same time we acknowledge the commitment and contribution of BLUM Capital Partners."
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The company will continue its operations as CB Richard Ellis throughout its worldwide service network.

CB Richard Ellis also announced today the successful completion of the tender offer and consent solicitation for all of the outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2006 (the "Notes"). As of the Expiration Date, which is today, 100% of the outstanding principal amount of the Notes had been validly tendered. Upon the terms set forth in the Offer to Purchase and Consent Solicitation Statement dated May 25, 2001, the Company purchased all the Notes today, which is the Payment Date under the terms of the offer.

About CB Richard Ellis

CB Richard Ellis is the world's leading real estate services company. Headquartered in Los Angeles with 10,000 employees worldwide, the company serves real estate owners, investors and occupiers through nearly 250 offices in 44 countries. Services include property sales and leasing, property management, corporate services, facilities management, commercial mortgage services, investment management, appraisal/valuation, research and consulting. CB Richard Ellis had 2000 revenues of $1.3 billion. For more information about CB Richard Ellis, visit the company's website at www.cbre.com.
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About Blum Capital Partners

Blum Capital is a leading private equity and strategic block investment firm with approximately $4 billion of equity capital under management, including affiliates. Blum Capital was founded 25 years ago and has invested in a wide variety of businesses in partnership with management teams to create long-term value.